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                                  EXHIBIT 99.2

Placer Sierra Bank Press Release Announcing Merger of Sacramento Commercial Bank with and into Placer Sierra Bank.

PRESS RELEASE


For Immediate Release

January 18, 2001


         Placer Sierra Bank Announces Strategic Partnership with Sacramento Commercial Bank



         SACRAMENTO, CALIFORNIA - Placer Sierra Bank ("PSB") and Sacramento Commercial Bank ("SCB") announced today that they have approved an Agreement to further consolidate the two banks. Upon completion of the transaction, SCB will become a division of PSB. While many administrative functions will be housed at its Campus in Auburn, PSB's headquarters address for regulatory purposes will be 501 "J" Street.

The merger agreement was approved by the Boards of Directors and the sole shareholder of both banks and is pending approval by appropriate regulatory agencies. The transaction is expected to close by the end of March of this year.

Bob Haydon, President and Chief Executive Officer of PSB said, "This will be a great marriage as it blends the highly respected commercial banking expertise of SCB with the rich heritage of retail banking of PSB." He added, "PSB customers will also benefit from SCB's long history of quality SBA and commercial lending."

Daryl Foreman, President and Chief Executive Officer of SCB said, "Both banks have the same operating philosophy of personalized customer service and community involvement." He added, "SCB customers will benefit from more locations, an ATM network, and the benefits of Placer Sierra's `Real People - Real Service - Real Difference' service philosophy."


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Both banks will be able to offer customers more products and services including technology enhancements such as Internet banking, intelligent cash management, statement imaging and a twenty-nine (29) branch network (including 31 ATM locations) to better serve its clients and their employees. The combined bank will have a larger loan capacity along with continued local and timely decision making.

Haydon will be the Regional President for the PSB markets, responsible for commercial, retail, and corporate sales and service. Foreman will become the President and Chief Executive Officer, responsible for operations. The PSB and SCB executive management teams have been integrated since last year and will continue in the same roles.

Both banks are subsidiaries of California Community Bancshares, Inc., a multibank holding company with assets in excess of $1.2 billion. This merger brings the total number of branches for PSB to twenty-nine (29) with locations throughout six counties. PSB has plans to open an additional full service branch in Cameron Park later this year and is breaking ground for a new office in Granite Bay this month. Combined assets of the two institutions will be approximately $900 million, making PSB the largest Sacramento headquartered bank.

For additional information, contact:

Bob Haydon                         or       Daryl Foreman
President & CEO                             President & CEO
Placer Sierra Bank                          Sacramento Commercial Bank
(530) 823-7777                              (916) 554-4701